                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]

Check the appropriate box:

[X] Preliminary proxy statement.               [_] Confidential, for use of the
                                                   Commission only (as permitted
[_] Definitive proxy statement.                    by Rule 14a-6(e)(2)).

[_] Definitive additional materials.

[_] Soliciting material under Rule 14a-12.

                                AURORA FOODS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

    [X] No fee required.

    [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------
    (5) Total fee paid:

    ----------------------------------------------------------------------------

    [_] Fee paid previously with preliminary materials.

    [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------
    (3) Filing Party:

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    (4) Date Filed:

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

                                                     Preliminary Proxy Statement

                                     [LOGO]
                                Aurora Foods Inc.
                               11432 Lackland Road
                               St. Louis, MO 63146

                                 ______________

                    Notice of Annual Meeting of Stockholders

                                 ______________


To the Stockholders of Aurora Foods Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of Aurora Foods Inc. (the "Company") on Tuesday, May 6, 2003 at 1:00 p.m., local
time, at                            , St. Louis, Missouri       . The meeting
will be held for the following purposes:

          1.   To elect a Board of Directors;

          2. To authorize the Board of Directors, in its discretion, to amend the Company's Certificate of Incorporation to effect a reverse stock split at one of three ratios;

          3. To approve the amendment to the Company's 2000 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 4,000,000 shares, from 7,000,000 shares to 11,000,000 shares, and to increase the maximum number of shares as to which awards may be granted to any participant in any one calendar year by 2,000,000 shares, from 3,500,000 shares to 5,500,000 shares; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     This notice is accompanied by a form of proxy and a Proxy Statement and the Company's 2002 annual report on Form 10-K. All of the above matters are more fully described in the Proxy Statement. Only stockholders of record at the close of business on March 17, 2003 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. You may revoke your proxy at any time before the shares to which it relates are voted at the Annual Meeting.

                                   By order of the Board of Directors,


                                   Dale F. Morrison
                                   Chairman of the Board and Chief Executive
                                   Officer

St. Louis, Missouri
April    , 2003

                                     [LOGO]
                                Aurora Foods Inc.
                               11432 Lackland Road
                               St. Louis, MO 63146

                                  _____________

                                 PROXY STATEMENT
                                  _____________


     Your proxy in the form enclosed is solicited by the Board of Directors of Aurora Foods Inc. (the "Company") for use in voting at the Annual Meeting of Stockholders to be held on Tuesday, May 6, 2003 at 1:00 p.m., local time, or at
any adjournment thereof. The Annual Meeting will be held at                   ,
St. Louis, Missouri        . This Proxy Statement and the enclosed form of proxy
were first mailed to stockholders on or about the date of the Notice of Meeting.

     The Company's principal executive offices are located at 11432 Lackland Road, St. Louis, Missouri 63146 and its telephone number is (314) 801-2300. Continental Stock Transfer & Trust Company, which is assisting with the mechanics of the return of the proxies, may be contacted at (212) 509-4000.

     As required by Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the Company's principal executive offices during ordinary business hours for 10 days prior to the meeting.

     The shares represented by those proxies received, properly dated and executed, and not revoked, will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by (1) delivering to the Secretary of the Company at the Company's principal executive offices, no later than the start of the Annual Meeting, a written notice of revocation, (2) signing and returning a later dated proxy or (3) attending the Annual Meeting and voting the shares covered by the proxy in person. All shares represented by proxies that are properly dated, executed and returned, and which have not been revoked, will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, the shares represented by such proxy will be voted FOR the election of the Board of Directors listed in this Proxy Statement, FOR the reverse stock split, FOR the amendment to the Company's 2000 Equity Incentive Plan and, with respect to such other matters that may properly come before the Annual Meeting, in accordance with the judgment of the persons named as proxies in the enclosed proxy.

     If a proxy or ballot indicates a broker non-vote or that a stockholder, bank, broker, or other nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal although such shares will be counted as in attendance at the meeting for purposes of a quorum. Votes cast by proxy or in person at the Annual Meeting will be counted by persons selected by the Company to act as inspectors of election for the Annual Meeting.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and employees of the Company may communicate with stockholders either in person or by telephone or facsimile for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation.

                      Outstanding Shares and Voting Rights

     Only stockholders of record as of the close of business on March 17, 2003 will be entitled to vote at the Annual Meeting. As of that date, there were shares of Common Stock, par value $0.01 per share ("Common Stock"), issued and outstanding and entitled to vote at the Annual Meeting. Stockholders are entitled to one vote for each share held.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. In addition, a plurality of the votes properly cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office, and the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to be voted at the Annual Meeting is required to approve the proposed amendment to the Certificate of Incorporation necessary to effect the proposed reverse stock split and the proposed amendment to the Company's 2000 Equity Incentive Plan.

                         Election of Board of Directors

                           (Proposal 1 on Proxy Card)

     The Company's Bylaws provide that the Board of Directors shall consist of not less than one nor more than eleven directors. The Board of Directors, pursuant to the authority conferred on it by the Bylaws, has set the current number of directors at ten. Unless you request on your proxy card that voting of your proxy be withheld, proxies will be voted for the election of the Board of Directors comprised of the individuals named below.

     The Board of Directors has nominated William B. Connell, Richard C. Dresdale, Andrea Geisser, Robert B. Hellman, Jr., Thomas M. Hudgins, Stephen L. Key, Peter Lamm, George E. McCown, Dale F. Morrison and John E. Murphy, as directors of the Company. If elected at the Annual Meeting, each director will serve until the next Annual Meeting of Stockholders or until their successors are elected or chosen and qualified or until their earlier death, resignation or removal.

     Each nominee is currently a director of the Company except for Mr. Hellman. Mr. Hellman has been nominated to fill the directorship held by David D. De Leeuw, whose term will expire with this Annual Meeting and who is not standing for reelection. In addition, Charles J. Delaney's term will expire with this Annual Meeting and he is also not standing for reelection. For more information about each nominee, see "Directors and Executive Officers". The Company does not have a nominating committee.

     The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if ratified. In the event any director named above becomes unable or unwilling to serve, the proxies in the form solicited will be voted for an alternative or alternatives designated by the present Board of Directors. As an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting. All of the current directors were elected by the stockholders except for Messrs. Hudgins and Morrison who were appointed by the Board of Directors to fill vacancies.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE BOARD OF DIRECTORS.

Directors and Executive Officers

     The names, ages and positions of all nominees for directors and current executive officers of the Company, as of March 17, 2003, are listed below, followed by a brief account of their business experience for at least the past five years. Directors serve for a term of one year or until their successors have been elected. Officers serve in their positions at the pleasure of the Board of Directors until their resignation or removal.

        Name                 Age                       Position(s)
        ----                 ---                       -----------
Dale F. Morrison             54      Chairman of the Board, Chief Executive Officer and Director
William R. McManaman         55      Executive Vice President, Chief Financial Officer and Secretary
Thomas O. Ellinwood          48      Executive Vice President, Aurora Brands
Paul A. Graven               59      Senior Vice President, Human Resources and Corporate Compliance Officer
Eric D. Brenk                39      Senior Vice President, Operations
William B. Connell           62      Director
Richard C. Dresdale          46      Director
Andrea Geisser               60      Director
Robert B. Hellman, Jr.       43      Nominee for Director
Thomas M. Hudgins            63      Director
Stephen L. Key               59      Director
Peter Lamm                   51      Director
George E. McCown             67      Director
John E. Murphy               53      Director

Dale F. Morrison - Chairman of the Board, Chief Executive Officer and Director

     Mr. Morrison was appointed by the Board of Directors as director of the Company in July 2002 and was appointed Chairman of the Board and Chief Executive Officer in August 2002. Mr. Morrison is also Chief Executive Officer of Fenway Partners Resources, Inc., an affiliate of Fenway Partners, Inc. ("Fenway"). From 2000 to April 2001, Mr. Morrison was Chief Executive Officer of Ci4net, a technology equity holding company. From 1995 to 2000, Mr. Morrison was associated with Campbell Soup Company and served as President, Chief Executive Officer and a director from 1997 to 2000. Mr. Morrison is a member of the Board of Directors of Simmons Company, a bedding manufacturer, a Fenway portfolio company. Mr. Morrison is also the Chairman of the Board of Directors of Iron Age Holdings Corporation and Iron Age Corporation, a manufacturer of work shoes, a Fenway portfolio company.

William R. McManaman - Executive Vice President, Chief Financial Officer and Secretary

     Mr. McManaman was appointed by the Board of Directors as the Executive Vice President, Chief Financial Officer and Secretary of the Company in April 2002. Previously, he was with Dean Foods, where he was the Chief Financial Officer and a member of the Senior Management Committee. During his five years at Dean Foods, Mr. McManaman led the implementation of a new information and customer-service data system, rebuilt the financial organization and restructured the Company's debt. Additionally, he actively participated in more than 20 acquisitions representing more than $1.5 billion in sales. Prior to Dean Foods, for 16 years, Mr. McManaman held a number of positions at Brunswick Corporation, including Corporate Controller and Vice President-Finance. He is a director of Amcore Financial Inc., where he is Chairman of the Investment Committee and a member of the Audit Committee and the Executive Committee.

Thomas O. Ellinwood - Executive Vice President, Aurora Brands

     Mr. Ellinwood joined the Company in 1995 as President, Van De Kamp's, Inc. ("VDK") and has been Executive Vice President, Aurora Brands since the consolidation of the frozen and dry grocery business in April 2000. From 1998 until April 2000, Mr. Ellinwood served as President, Frozen Foods Division of the Company. Mr. Ellinwood was Vice President and General Manager of Pet Incorporated ("Pet") from March 1992 until VDK bought the Van de Kamp's(R) business in 1995 from Pet. Between 1990 and 1992, Mr. Ellinwood held the position of Vice President, Marketing at Pet. Prior to Pet's acquisition of Van de Kamp's(R) in 1989, from 1986 to 1989, Mr. Ellinwood held various positions of increasing responsibility with Pet's sales and marketing departments. Mr. Ellinwood served as General Manager of Omar, Inc., a privately owned aerospace manufacturing company, from 1983 to 1986.

Paul A. Graven - Senior Vice President, Human Resources and Corporate Compliance Officer

     Mr. Graven has been Senior Vice President, Human Resources of the Company since joining the Company in April 2000 and Corporate Compliance Officer since March 2001. Prior to joining the Company, from 1998 to 2000, Mr. Graven was Senior Vice President, Human Resources for ConAgra Frozen Prepared Foods group. From 1980 to 1998, Mr. Graven held a variety of human resource positions with ConAgra. Prior to joining ConAgra in 1980, Mr. Graven held progressively more responsible human resource positions with Porter Paint Co., the Federal Reserve and RCA Corporation.

Eric Brenk - Senior Vice President, Operations

     Mr. Brenk was appointed Senior Vice President, Operations in October 2002. Prior to joining the Company, Mr. Brenk served as Vice President of Operations of Delimex/ORA Corporation (C.J. Heinz Corporation as of August 2001) from January 1998 to June 2002. Prior to that, Mr. Brenk served in various positions including the Director of Operations, In Store Bakery, at The Quaker Oats Company from January 1986 to December 1997.

William B. Connell - Director

     Mr. Connell was appointed as a director of the Company in June 2001. Since 1994, Mr. Connell has been Chairman of EDB Holdings, Inc., a venture capital group with holdings in Grand Vision, an international optical retailer. From 1990 to 1994, Mr. Connell was President, and later Vice Chairman, of Whittle Communications Inc., a place based media company specializing in health care and education-related programs. Prior to joining Whittle, Mr. Connell was with Proctor & Gamble Co., from 1965 to 1990. Mr. Connell left Procter & Gamble as a Corporate Vice President and General Manager of U.S. Beauty Care, after working in many of the company's business categories. Mr. Connell currently serves as a director and member of the Audit Committee of Remington Products Company, L.L.C. and Information Resources, Inc.

Richard C. Dresdale - Director

     Mr. Dresdale has served as a director of the Company since June 1998 and the Chairman of the Board from February 2000 through June 2001. Prior to that time, Mr. Dresdale was a director of AurFoods Operating Co., Inc. ("AurFoods") from December 1996 to June 1998. Mr. Dresdale is President of Fenway and is a founding partner. Fenway is a New York-based private equity firm for institutional investors with the primary objective of acquiring leading middle-market companies. Prior to founding Fenway with Messrs. Geisser and Lamm, Mr. Dresdale was employed by Clayton, Dubilier and Rice, Inc. from June 1985 to March 1994, most recently as a principal. Mr. Dresdale serves as a director of Simmons Company, a bedding manufacturer, a Fenway portfolio company.

Andrea Geisser - Director

     Mr. Geisser has served as a director of the Company since June 1998, and as Treasurer from February 2000 through June 2001. Prior to that time, Mr. Geisser was a director of VDK from September 1995 to June 1998 and a director of AurFoods from December 1996 to June 1998. Mr. Geisser has been a managing director of Fenway since the firm's founding in 1994. Prior to founding Fenway with Messrs. Dresdale and Lamm, Mr. Geisser was employed by Butler Capital Corporation ("BCC") from February 1989 to June 1994, most recently as managing director and general partner of each of the management partnerships of the investment partnerships sponsored by BCC. From 1986 to 1989, Mr. Geisser was a managing director of Onex Investment Corporation, the largest Canadian leveraged buyout company, and prior to that started the U.S. operations of EXOR, a European investment company, where he was a Senior Vice President and director. Mr. Geisser serves as a director of Iron Age Holdings Corporation and Iron Age Corporation, a manufacturer of work shoes, a Fenway portfolio company.

Robert B. Hellman, Jr. - Nominee for Director

     Mr. Hellman joined McCown De Leeuw & Co., Inc. ("MDC") in 1987 as a senior associate, was named a managing director in 1991 and named Chief Executive Officer in April 2001. Prior to joining MDC, Mr. Hellman had substantial experience in mergers, acquisitions and business strategy through his work in the Mergers and Acquisitions Department of Farley Industries and as a consultant with Bain & Company, where he focused on multi-country strategies, cost reduction and analysis of acquisition opportunities. Mr. Hellman is currently a director of several MDC portfolio companies including Cornerstone Family Services, 24 Hour Fitness, Inc. and On Stage Entertainment, Inc.

Thomas M. Hudgins - Director

     Mr. Hudgins is retired after a thirty-five year career with Ernst & Young LLP. As one of Ernst & Young's partners, Mr. Hudgins served multi-national client companies and held numerous management positions at the firm. From 1993 to 1998, he served as office managing partner of Ernst & Young's New York office. Mr. Hudgins also was a member of Ernst & Young's international executive committee for its global financial services practice. Mr. Hudgins is a member of the New York Enterprise Foundation's advisory board.

Stephen L. Key - Director

     Mr. Key was appointed as a director of the Company in June 2001. Mr. Key is currently Vice-Chairman and Chief Operating and Financial Officer of J.D. Watkins Enterprises. Mr. Key has held this position since February 2001. Mr. Key was Executive Vice President and Chief Financial Officer of Textron Inc. from 1995 to 2000. Prior to joining Textron, Mr. Key was Executive Vice President and Chief Financial Officer for ConAgra Foods from 1992 to 1995. Mr. Key was with Ernst & Young from 1968 to 1991, and he served as office managing partner of its New York Office from 1988 to 1991. Mr. Key has been a licensed CPA in the state of New York since 1969 and is a member of AICPA and NYCPA.

Peter Lamm - Director

     Mr. Lamm has served as a director of the Company since June 1998 and as President of the Company from February 2000 through April 2000. Prior to that time, Mr. Lamm was a director of VDK from September 1995 to June 1998 and a director of AurFoods from December 1996 to June 1998. Mr. Lamm is Chairman and Chief Executive Officer of Fenway and is a founding partner. Prior to founding Fenway with Messrs. Dresdale and Geisser, Mr. Lamm was employed by BCC from February 1982 to

April 1994, most recently as managing director and general partner of each of the management partnerships of the investment partnerships sponsored by BCC. Mr. Lamm serves as a director of Simmons Company, a bedding manufacturer, a Fenway portfolio company.

George E. McCown - Director

     Mr. McCown has been a director of the Company since May 1999. Mr. McCown is Chairman and a managing director of MDC, which he founded with David De Leeuw in 1984. Before co-founding MDC, Mr. McCown spent 18 years at Boise Cascade Corporation in a series of general management positions in paper, packaging, building materials and real estate. When Mr. McCown left at the end of 1980, he was Senior Vice President for the Building Materials Group and President of Boise Cascade Home and Land Corporation. Mr. McCown is an officer and director of several current and former MDC portfolio companies. He serves as the chairman of The Brown Schools and as a director of 24 Hour Fitness, Inc. and US Build, Inc., each an MDC portfolio company.

John E. Murphy - Director

     Mr. Murphy was appointed as a director of the Company in June 2001. Mr. Murphy is currently an operating director of MDC, a position he has held since August 2001. Prior to that he was a managing director of MDC from September 2000 to August 2001 and was an operating affiliate of MDC from April 1999. From 1996 to 1999, Mr. Murphy was a consultant at J&N Associates. He was affiliated with Fresh Fields Markets from 1990 to 1996 where he was the co-founder and Chief Operating Officer. Mr. Murphy is a director of 24 Hour Fitness, Inc., an MDC portfolio company.

     As indicated above, certain of the directors of the Company are affiliated with Fenway entities and MDC entities, both of which are stockholders of the Company. The Fenway and MDC entities have certain rights and obligations regarding the designation of directors pursuant to a securityholders agreement to which they are parties.

     There are no family relationships between any directors or executive officers of the Company.

          Corporate Governance and Meetings and Committees of Directors

     Beginning in 2002, the Company began an initiative to evaluate its current corporate governance policies and practices and to institute changes in its corporate governance practices to comply with current and proposed corporate governance requirements under the Sarbanes-Oxley Act of 2002 and rules proposed by the New York Stock Exchange. In connection with this initiative, the Board has, among other things, adopted an Amended and Restated Audit and Compliance Committee Charter and an Amended and Restated Compensation Committee Charter.

     The Board of Directors continues to review the existing governance guidelines and practices and proposed governance reforms in order to implement the most effective corporate governance policies and practices for the Company. The Board of Directors plans to adopt changes to its governance guidelines and practices as necessary to comply with the Sarbanes-Oxley Act of 2002 and any new rules issued by the Securities and Exchange Commission and the New York Stock Exchange.

     The Board of Directors held eleven meetings during the fiscal year ended December 31, 2002. The Board of Directors has the committees listed below. In 2002, all of the Company's directors attended 75% or more of the meetings of the board and of any committees thereof on which they served, except that Charles J. Delaney attended only one board meeting and did not attend any meetings of the Audit and Compliance Committee of which he was a member.

     The Compensation Committee, which met fourteen times during 2002, determines the compensation of executive officers, including bonuses, and administers the Company's 1998 Long Term Incentive Plan, 1998 Employee Stock Purchase Plan, 2000 Equity Incentive Plan and the Executive Long Term Incentive Plan. The Compensation Committee is comprised of Messrs. Connell (Chairman), Murphy and Dresdale.

     The Audit and Compliance Committee, which met eight times during 2002, oversees the performance of the Company's independent public accountants, and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the review of the financial reporting process, the system of internal control, the audit process and the Company's process for monitoring compliance with laws and regulations related to financial reporting, the Company's Corporate Compliance Program and the related Corporate Code of Conduct. The Audit and Compliance Committee is comprised of Messrs. Key (Chairman), Connell and Hudgins, all of whom have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement) and meet the New York Stock Exchange standard for independence.

     The Independent Committee was established by the Board of Directors in November 2002. The purpose of the committee is to review and evaluate the strategic outcomes for the Company, as well as to negotiate and approve the terms of the Company's compensation to Fenway and MDC, both stockholders of the Company, for their assistance to the Company, and the appropriate methods of compensating employees of those entities for service to the Company, and to negotiate and approve any other future transactions or matters involving the Company and stockholders having a designee on the Board of Directors. The Independent Committee is comprised of Messrs. Hudgins (Chairman), Connell and Key.

     In addition, a Special Committee of the Board of Directors was established in May 2002 to consider and approve certain transactions involving the issuance of warrants to affiliates of Fenway and MDC as described in "Compensation Committee Interlocks and Insider Participation". The Special Committee was comprised of Messrs. Key (Chairman) and Connell and previously, Mr. Smith.

                      Audit and Compliance Committee Report

     The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in February 2003 and which is attached as Exhibit A to this Proxy Statement.

     The Audit and Compliance Committee met with management periodically during the year to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. The Audit and Compliance Committee discussed these matters with the Company's independent auditors and with appropriate Company financial and internal audit personnel. The Audit and Compliance Committee also discussed with the Company's senior management and independent auditors the process used for certifications by the Company's chief executive officer and chief financial officer which is required by the Securities and Exchange Commission and the Sarbanes Oxley Act of 2002 for certain of the Company's filings with the Securities and Exchange Commission.

     The Audit and Compliance Committee met privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Audit and Compliance Committee.

     Management has primary responsibility for the implementation of the system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States.

     The Company's independent auditors audited the financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discussed with the Audit and Compliance Committee any issues they believe should be raised with the Audit and Compliance Committee.

     The Audit and Compliance Committee reviewed with management and with the Company's independent auditors the Company's financial statements and met separately with both management and the independent auditors to discuss and review those financial statements and reports prior to their issuance. Management has represented to the Audit and Compliance Committee, and the independent auditors have confirmed, that the financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit and Compliance Committee obtained from and discussed with the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit and Compliance Committee implemented a procedure to monitor auditor independence and reviewed non-audit services performed by the independent auditors.

     The Audit and Compliance Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit and Compliance Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit and Compliance Committee also recommended the reappointment of PricewaterhouseCoopers LLP as the independent auditors and the Board of Directors concurred in such recommendation.

By the Audit and Compliance Committee:

Stephen L. Key, Chairman
William B. Connell
Thomas M. Hudgins

     The following table displays the aggregate fees billed to the Company for the fiscal year ended December 31, 2002 by the Company's principal accounting firm, PricewaterhouseCoopers LLP and its affiliates:

.. Audit Fees (including review of 10-Q's) .........................  $ 572,500
.. Financial Information Systems Design and Implementation Fees ....  $       0
.. All Other Fees* .................................................  $ 476,100

* These fees consist of approximately $393,800 for audit-related services and $82,300 for non-audit-related services. Audit-related services included audits for 2002, 2001 and 2000 for frozen branded businesses and employee benefit plan audits. Non-audit services primarily included tax compliance and other consultations.

                            Compensation of Directors

     Other than the grant of a non-qualified stock option to Dale F. Morrison described below, directors who are Company employees or who are affiliated with Fenway entities and MDC entities, all stockholders of the Company, do not receive compensation for their services as directors. In May 2002, the Company granted to each of Messrs. Connell and Key non-qualified stock options to purchase 35,000 shares of the Company's Common Stock that vest ratably over three years and expire ten years after the grant. In November 2002, the Company granted to each of Messrs. Hudgins and Morrison non-qualified stock options to purchase 35,000 shares of the Company's Common Stock that vest ratably over four years and expire ten years after the grant. The exercise price of the options is equal to the fair market value of the Company's Common Stock on the date of the grant. The Company also pays Messrs. Connell, Hudgins and Key $1,000 for each board of directors meeting attended and for attendance at a each meeting of a committee on which they serve. The Company also allows Messrs. Connell, Hudgins and Key to participate in the Company's health insurance program at their own cost. In addition, the Company pays Mr. Key $15,000 per year for his services as Chairman of the Audit and Compliance Committee, Mr. Connell $10,000 per year for his service as Chairman of the Compensation Committee, Mr. Hudgins $10,000 per year for his service as Chairman of the Independent Committee and each of Messrs. Connell and Hudgins $10,000 per year for their services as members of the Audit and Compliance Committee. All directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

                             Executive Compensation

     The following Summary Compensation Table sets forth the compensation received by the Chief Executive Officer, four other executive officers and the former Chief Executive Officer and Chief Financial Officer of the Company (together, the "Named Executive Officers"), during the years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

                                                                                                   Long-term
                                                            Annual Compensation                   Compensation
                                          -----------------------------------------------------   ------------
                                                                                                   Securities
                                                                                Other Annual       Underlying        All Other
Name and Principal Position               Year     Salary         Bonus       Compensation/(1)/     Options       Compensation/(2)/
---------------------------               ----     ------         -----       -----------------     -------       -----------------
Dale F. Morrison/(3)/ ................    2002    $ 70,568             --               --           285,000         $     --
Chairman of the Board and Chief
Executive Officer

William R. McManaman/(4)/ ............    2002    $300,000       $300,000         $ 88,362           575,000         $ 12,743
Executive Vice President, Chief
Financial Officer and Secretary

Thomas O. Ellinwood ..................    2002    $340,000             --         $ 18,088            75,000         $ 30,543
Executive Vice President, Aurora          2001    $325,000       $186,675         $ 22,260            75,000         $ 12,231
Brands                                    2000    $320,000       $ 28,800               --           300,000         $ 14,966

Paul A. Graven .......................    2002    $250,000             --         $ 18,009            50,000         $ 24,396
Senior Vice President, Human              2001    $250,000       $127,309         $ 71,839            50,000         $ 15,802
Resources and Corporate
Compliance Officer                        2000    $225,000       $209,178         $ 52,016           300,000         $ 11,649

James T. Smith/(5)/ ..................    2002    $448,653             --         $ 26,089           150,000         $207,891
Former Chairman of the Board,             2001    $550,000       $433,474         $240,298           150,000         $ 12,126
President and Chief Executive
Officer                                   2000    $550,000       $812,918         $118,120         1,000,000         $  6,850

Christopher T. Sortwell/(6)/ .........    2002    $107,692             --         $ 56,998                --         $295,549
Former Executive Vice President,          2001    $400,000       $375,000         $114,251            50,000         $ 15,382
Chief Financial Officer, Treasurer
and Secretary                             2000    $400,000       $313,424               --           450,000         $ 14,758

William F. Parker/(7)/ ...............    2002    $107,269             --         $ 13,468           250,000         $  2,916
Former Senior Vice President,
Sales

___________
/(1)/ Includes, for 2002, relocation reimbursements of $81,791 for Mr.
      McManaman, $54,575 for Mr. Sortwell and $8,668 for Mr. Parker, country club reimbursements of $9,088 for Mr. Ellinwood, $9,009 for Mr. Graven and $11,080 for Mr. Smith, and car allowance of $9,000 for Mr. Ellinwood, $9,000 for Mr. Graven, $12,000 for Mr. Smith and $4,800 for Mr. Parker. Includes, for 2001, relocation reimbursements of $89,578 for Mr. Smith and $86,626 for Mr. Sortwell, and country club reimbursements and car allowance for Mr. Ellinwood of $14,010 and $8,250, respectively. Includes, for 2000, relocation reimbursements of $107,959 for Mr. Smith and $43,015 for Mr. Graven.

/(2)/ Includes, for 2002, company matching contributions and certain other allocations under certain defined contribution and deferred compensation plans of $12,743 for Mr. McManaman, $30,543 for Mr. Ellinwood, $24,396 for Mr. Graven, $7,891 for Mr. Smith, $3,242 for Mr. Sortwell and $2,916 for Mr. Parker, and severance payments of $200,000 for Mr. Smith and $292,307 for Mr. Sortwell.

/(3)/ Mr. Morrison became the Chairman of the Board and Chief Executive Officer of the Company in August 2002. Pursuant to an employment agreement with Fenway Partner Resources, Inc. ("FPR"), Mr. Morrison's salary was paid to Mr. Morrison by FPR, as a consultant to the Company. The Company then reimbursed FPR the salary it paid to Mr. Morrison. See "Certain Relationships and Related Transactions" for more information.
/(4)/ Mr. McManaman became the Executive Vice President, Chief Financial Officer and Secretary of the Company in April 2002. (5) Mr. Smith resigned from his positions as Director, Chairman of the Board, President and Chief Executive Officer of the Company as of August 28, 2002.
/(6)/ Mr. Sortwell resigned from his positions as Executive Vice President,
      Chief Financial Officer, Treasurer and Secretary of the Company effective as of March 31, 2002.
/(7)/ Mr. Parker was appointed Senior Vice President, Sales in October 2002. As of January 10, 2003, Mr. Parker resigned from this position.

                     Stock Option Grants in Last Fiscal Year

     The following table sets forth information with respect to stock option grants during 2002 to (a) the Named Executive Officers, (b) all current executive officers as a group, (c) all current directors who are not executive officers as a group, and (d) all employees, including current officers who are not executive officers, as a group. The options were granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. The options vest ratably over three or four years beginning in the first year after the date of grant and expire ten years after the date of grant.

Option Grants in the Last Fiscal Year

                                                                  Individual Grants
                              -------------------------------------------------------------------------------------------
                                Number of       Percent of                             Potential Realizable Value at
                                Securities    Total Options                            Assumed Annual Rates of Stock
                                Underlying      Granted to                            Price Appreciation for Option Term
                                                                                      ----------------------------------
                                 Options       Employees in   Exercise   Expiration
Name                             Granted       Fiscal Year      Price       Date               5%               10%
----                             -------       -----------      -----       ----               --               ---
Dale F. Morrison ............     250,000          8.7%         $0.42       2012           $ 66,035          $167,317
                                   35,000          1.2%         $0.53       2012           $ 11,666          $ 29,559
William R. McManaman ........     500,000         17.4%         $0.42       2012           $132,069          $334,572
                                   75,000          2.6%         $1.53       2012           $ 72,166          $182,854
Thomas O. Ellinwood .........      75,000          2.6%         $1.53       2012           $ 72,166          $182,854
Paul A. Graven ..............      50,000          1.7%         $1.53       2012           $ 48,110          $121,902
James T. Smith/(1)/ .........     150,000          5.2%         $1.53       2012           $144,333          $365,708
Christopher T. Sortwell .....          --           --             --         --                 --                --
William F. Parker/(1)/ ......     250,000          8.7%         $0.42       2012           $ 66,035          $167,317
Executive Group .............   1,635,000         57.5%          N/A         N/A                N/A               N/A
Non-Executive Group .........     105,000          3.7%          N/A         N/A                N/A               N/A
Non-Executive Employee
   Officer Group ............   1,104,000         38.8%          N/A         N/A                N/A               N/A

_____________
/(1)/ The table reflects the original terms of each option on the date of the grant. The options for Messrs. Smith and Parker reflected in the table were cancelled as a result of their resignations on August 28, 2002 and January 10, 2003, respectively.

           Option Exercises and Year-end Value of Unexercised Options

     The following table sets forth information with respect to each exercise of stock options during 2002 by the Named Executive Officers and the number and value of unexercised stock options held by the Named Executive Officers at December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Options

                                          Shares                         Number of Securities        Value of Unexercised In-
                                         Acquired                       Underlying Unexercised         the-Money Options at
                                            on           Value        Options at Fiscal year End       Fiscal Year End/(2)/
                                                                      --------------------------       --------------------
Name                                     Exercise     Realized/(1)/   Exercisable   Unexercisable   Exercisable   Unexercisable
----                                     --------     -------------   -----------   -------------   -----------   -------------
Dale F. Morrison ....................       --             --                  --         285,000            --        $ 98,750
William R. McManaman ................       --             --             125,000         450,000       $45,000        $135,000
Thomas O. Ellinwood .................       --             --             350,000         275,000            --              --
Paul A. Graven ......................       --             --             216,667         183,333            --              --
James T. Smith/(3)/ .................       --             --           1,000,000              --            --              --
Christopher T. Sortwell/(3)/ ........       --             --             225,000              --            --              --
William F. Parker/(4)/ ..............       --             --                  --         250,000            --        $ 90,000

_____________
/(1)/ The Value Realized is equal to the fair market value on the date of exercise, less the exercise price, times the number of shares acquired. No options were exercised during the last fiscal year.
/(2)/ The Value of Unexercised In-the-Money Options at Fiscal Year End is equal to $323,750, the fair market value of each share underlying the options at December 31, 2002, less the exercise price, times the number of options.
/(3)/ Under the terms of their severance agreements, Messrs. Smith and Sortwell may exercise their options through February 28, 2004 and September 30, 2003, respectively.
/(4)/ Mr. Parker's options were cancelled as a result of his resignation on January 10, 2003.

           Long Term Incentive Plan Awards Granted in Last Fiscal Year

     The following table describes certain performance based long-term incentive awards granted to the Named Executive Officers during 2002 pursuant to the Company's Executive Long Term Incentive Plan.

Long Term Incentive Plan Awards Granted in Last Fiscal Year

                                                                                 Estimated Future Payouts
                                                                            Under Non-Stock Price-Based Plans
                                                                   -----------------------------------------------------
                               Number of    Performance or Other
                                                Period Until
Name                          Shares (1)    Maturation or Payout   Threshold ($ or #)   Target ($ or #)  Maximum ($ or #)
----                          ----------    --------------------   ------------------   ---------------  ----------------
Dale F. Morrison ..........       --                 --                       --                 --                --
William R. McManaman ......       N/A        1/1/02 - 12/31/04          $225,000           $300,000        $  600,000
Thomas O. Ellinwood .......       N/A        1/1/02 - 12/31/04          $153,750           $205,000        $  410,000
Paul A. Graven ............       N/A        1/1/02 - 12/31/04          $112,500           $150,000        $  300,000
James T. Smith/(2)/ .......       N/A        1/1/02 - 12/31/04          $487,500           $650,000        $1,300,000
Christopher T. Sortwell ...       --                 --                       --                 --                --
William F. Parker/(2)/ ....       N/A        1/1/02 - 12/31/04          $ 67,500            $90,000        $  180,000

_____________
/(1)/ In 2002, long-term incentive opportunities were established for executives chosen to participate in the Company's Executive Long Term Incentive Plan during the 2002-2004 performance period. Actual awards will depend on achievement of certain EBITDA goals for the three-year performance period. Threshold levels of EBITDA goals must be achieved for any awards to be earned. Actual awards, if any, will be determined and paid in cash during the first quarter of 2005.
/(2)/ The Company's Executive Long Term Incentive Plan requires that participants must remain employees of the Company through December 31, 2004 in order to be eligible to receive payment for these awards. Accordingly, Messrs. Smith and Parker are not eligible to receive payment of these awards since both resigned from the Company.

                              Employment Agreements

     William R. McManaman serves as Executive Vice President and Chief Financial Officer pursuant to an employment agreement dated effective as of April 1, 2002. Mr. McManaman also serves the Company in the capacity of Secretary. Under the terms of the employment agreement, Mr. McManaman receives an annual salary of $400,000 (subject to annual adjustments) and is eligible to receive a bonus of 100% of his base salary based on Board specified performance targets. The agreement provides that Mr. McManaman's bonus for the year ended December 31, 2002 will be at least 100% of salary paid in 2002 (prorated since Mr. McManaman was not employed with the Company the full year). For the year ended December 31, 2002, the annual bonus awarded to Mr. McManaman was $300,000 or 100% of salary paid in 2002. The Company may terminate employment for cause (as defined in the agreement) upon written notice to Mr. McManaman. If the Company terminates Mr. McManaman without cause (as defined in the agreement), the salary and medical benefits in effect at that time is maintained until the second anniversary of the termination date and 50% of all stock options that are not vested on the date of termination shall automatically be vested. If within two years of a change of control (as defined in the agreement), Mr. McManaman terminates his employment for good reason (as defined in the agreement) or the Company terminates him other than for cause, the Company must pay a lump sum payment equal to two times the sum of salary and bonus paid to him during the preceding twelve months and continue medical benefits until the second anniversary of the termination date. Mr. McManaman may not compete with the Company for a period of one year following the termination of his employment and may not solicit employees from the Company for a period of two years following the termination of his employment.

     Thomas O. Ellinwood, Executive Vice President, Aurora Brands, and the Company entered into a Severance, Confidentiality and Non-Competition Agreement dated July 12, 2002. Pursuant to the terms of the agreement, the Company is obligated to maintain Mr. Ellinwood's salary in effect at the time of his termination until the second anniversary of the termination date if the Company terminates Mr. Ellinwood without cause (as defined in the agreement). In addition, the Company is obligated to maintain his medical benefits for two years so long as Mr. Ellinwood is entitled to participate in such plans under applicable law and plan terms. If within two years of a change of control (as defined in the agreement), Mr. Ellinwood terminates his employment for good reason (as defined in the agreement) or the Company terminates him other than for cause, the Company must pay a lump sum payment equal to two times the sum of salary and bonus paid to him during the preceding twelve months and continue medical benefits until the second anniversary of the termination date. Mr. Ellinwood may not compete with or solicit employees from the Company for a period of two years following the termination of his employment.

     Paul A. Graven serves as Senior Vice President, Human Resources pursuant to an employment agreement dated March 27, 2000. Mr. Graven also serves the Company in the capacity of Corporate Compliance Officer to direct the Corporate Compliance Program. Under the terms of the employment agreement, Mr. Graven receives, effective September 1, 2001, an annual salary of $250,000 (subject to annual adjustments) and is eligible to receive a bonus of 80% of his base salary based on Board specified performance targets with provision for the bonus to exceed 80% if the Company exceeds the Board specified performance targets. Mr. Graven is eligible to receive a cash bonus of $100,000 based on his continued employment through June 30, 2003. The Company may terminate employment for cause (as defined in the agreement) upon written notice to Mr. Graven. If the Company terminates Mr. Graven without cause (as defined in the agreement), the salary and medical benefits in effect at that time is maintained until the second anniversary of the termination date. If within two years of a change of control (as defined in the agreement), Mr. Graven terminates his employment for good reason (as defined in the agreement) or the Company terminates him other than for cause, the Company must pay a lump sum payment equal to two times the sum of salary and bonus paid to him during the preceding twelve months and continue medical benefits until the second anniversary of the termination date. Mr. Graven may not compete with or solicit employees from the Company for a period of two years following the termination of his employment.

     James T. Smith served as President and Chief Executive Officer of the Company pursuant to an employment agreement, dated March 27, 2000. Mr. Smith also served as the Company's Chairman of the Board. Mr. Smith resigned effective as of August 28, 2002 from all of his positions with the Company. Under his employment agreement, Mr. Smith was to receive, effective January 1, 2002, an annual salary of $650,000 (subject to annual adjustments) and was eligible to receive a bonus of 100% of his salary if the Company achieved 100% of Board specified performance targets and the bonus would have exceeded 100% of salary in the event the Company exceeded the Board specified performance targets. Pursuant to Mr. Smith's employment agreement, the Company will maintain his salary and medical benefits until August 28, 2004, the second anniversary of his resignation. Mr. Smith may not compete with or solicit employees from the Company for a period of two years following his resignation.

     Christopher T. Sortwell served as Executive Vice President and Chief Financial Officer pursuant to an employment agreement, dated March 21, 2000, until he resigned as of the close of business on March 31, 2002. Under the terms of the employment agreement, Mr. Sortwell was to receive an annual salary of $400,000. The Company has agreed to continue his salary and medical benefits in effect at that time until March 31, 2004. Mr. Sortwell may not compete with or solicit employees from the Company for a period of two years following his resignation.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for setting and administering the policies that govern the compensation of executive officers of the Company. The Compensation Committee also administers the Company's 2000 Equity Incentive Plan, the Executive Long Term Incentive Plan, the 1998 Long Term Incentive Plan and the 1998 Employee Stock Purchase Plan.

Compensation Methodology

     The Company's compensation program is designed to attract, retain and motivate its senior executive officers. Towards that end, the compensation program objectives are as follows:

     . Total compensation of the executive officers should be linked to the financial performance of the Company.

     . The compensation paid to the executive officers of the Company should compare favorably with executive compensation levels of other comparable companies.

     . The compensation program should reward outstanding individual performance and contributions as well as experience.

Compensation Components

     The Company's executive compensation program has four components: base salary, annual bonus, stock options and long term incentive awards. The Compensation Committee reviews executive compensation in light of the Company's performance during the fiscal year, the Company's operating results for the fiscal year and compensation data at companies that are considered comparable.

Base Salary

     The annual base salary is designed to compensate executives for their sustained performance and level of responsibility. The Compensation Committee approves all salary increases for executive officers, which are then subject to ratification by the Board of Directors. The salaries of certain executive officers are established by employment agreements.

Annual Bonus

     The annual bonus is given to promote the achievement of the Company's performance objectives. The specific performance objectives for each executive officer and the payments made relative thereto are governed by earnings criteria as established by the Board of Directors. Such criteria are primarily measured by Company and/or individual performance as established in the annual operating plan/objectives. In 2002, a contractually guaranteed bonus was paid to one executive officer.

Stock Options

     Stock options are designed to provide long-term incentives and rewards tied to the price of the Company's Common Stock. The Compensation Committee believes that stock options, which provide value to participants only when the Company's stockholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The Compensation

Committee has not established any target level of ownership of the Company's Common Stock by the Company's executives. Retention of shares of the Company's Common Stock, however, is encouraged. Stock options are awarded under the Company's 2000 Equity Incentive Plan and the Company's 1998 Long Term Incentive Plan. Stock options granted to executive officers have exercise prices equal to the market price of the Company's Common Stock on the date of grant, vest over three to four years and have terms of ten years. The Compensation Committee approves all stock option grants.

Compensation of the Chief Executive Officer

         The Compensation Committee reviews the compensation of the chief executive officer in light of the Company's performance during the fiscal year and compensation data at companies that are considered comparable. The Compensation Committee considers the operating results of the Company as a factor in determining the compensation of its chief executive officer.

         Mr. Smith, the former chief executive officer, resigned in August 2002. In 2002, Mr. Smith received $448,653 in salary, which had previously been approved by the Compensation Committee and the Board of Directors. In accordance with his employment agreement with the Company, his severance payment was $200,000. The Compensation Committee and the Board of Directors also granted Mr. Smith 150,000 stock options during 2002.

         Mr. Morrison, a director of the Company, was appointed to succeed Mr. Smith in August 2002. Mr. Morrison is employed by Fenway Partners Resources, Inc, an affiliate of Fenway. In 2002, the Compensation Committee and the Board of Directors approved cash compensation to Fenway Partners Resources, Inc for Mr. Morrison's services of $70,058. In addition, the Compensation Committee and the Board of Directors granted Mr. Morrison stock options for 35,000 shares for his services as a director prior to becoming the chief executive officer and 250,000 shares for his services as Chief Executive Officer.

Tax Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code of 1986 ("Section 162(m)"), as amended, limits the federal income tax deductibility of compensation paid to the executive officers named in the Summary Compensation Table. The Company generally may deduct compensation to such an officer only if the compensation does not exceed $1,000,000 during any fiscal year or is "performance-based" as defined in Section 162(m).

         The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of stockholders and the Company and are appropriately balanced to provide increased motivation for executives to contribute to the Company's future success.

By the Compensation Committee:

William B. Connell, Chairman
John E. Murphy
Richard C. Dresdale

                                Performance Graph

        The following graph compares the cumulative total return to stockholders of the Company's Common Stock from July 1, 1998 (the date of the Company's initial public offering) through December 31, 2002 to the cumulative total return of (1) the Russell 2000 Index and (2) the S&P Mid Cap Food Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the other indexes and reinvestment of all dividends).

                                    [Graph]

                                              S&P Mid Cap
Date         Russell 2000       AOR           Food
July 1998        1.0000000       1.0000000        1.0000000
     1998        0.9225388       0.9378698        0.9074965
     1999        1.1035440       0.4408284        0.7216544
     2000        1.0571504       0.1153846        0.7684255
     2001        1.0680164       0.2390533        0.9914655
     2001        0.8375566       0.0369231        1.0256591

         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of March 17, 2003 by (a) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each nominee for director, current director and Named Executive Officer of the Company, and (c) all nominees for director, current directors and current executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse. The number and percentage of shares beneficially owned are based on shares of Common Stock outstanding as of March 17, 2003 assuming conversion of all outstanding shares of preferred stock into Common Stock. Such conversion is calculated assuming no payment of stock dividends and a conversion price of $3.24, which is subject to adjustment.

                                                                       Shares Beneficially
                                                                             Owned/(1)/
                                                                        ----------------
Name of Owner:                                                          Number     Percent
--------------                                                          ------     -------
Fenway Partners entities/(2)/ .....................................   22,513,709         %
McCown De Leeuw & Co. entities and affiliates/(3)(4)/ .............   19,073,084         %
California Public Employees Retirement System/(4)/ ................    3,737,581         %
Tiger Brands Limited/(5)/ .........................................    4,259,390         %
UBS Capital LLC/(6)/ ..............................................    4,795,706         %
Executive Officers and Directors:
Dale F. Morrison ..................................................            0         *
William R. McManaman/(7)/ .........................................      135,000         *
Thomas O. Ellinwood/(8)/ ..........................................      705,818         %
Paul A. Graven/(9)/ ...............................................      223,250         *
William B. Connell/(10)/ ..........................................       21,667         *
David E. De Leeuw/(3)/ ............................................    7,658,535         %
Charles J. Delaney ................................................            0         *
Richard C. Dresdale/(2)/ ..........................................   22,513,709         %
Andrea Geisser/(2)/ ...............................................   22,513,709         %
Robert B. Hellman, Jr/(3)/ ........................................    7,522,422         %
Thomas M. Hudgins .................................................            0         *
Stephen L. Key/(11)/ ..............................................       41,667         *
Peter Lamm/(2)/ ...................................................   22,513,709         %
George E. McCown(3) ...............................................    7,688,535         %
John E. Murphy ....................................................            0         *
James T. Smith/(12)/ ..............................................    1,015,648         %
Christopher T. Sortwell/(13)/ .....................................      278,768         *
William Parker ....................................................            0         *
All nominees for director, current directors and current
executive officers of the Company as a Group (16 persons) .........   31,449,646         %

____________
*Less than 1%.

(1) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security.
(2) Includes 16,362,052, 1,911,218, 240,304, and 141,112 shares of Common Stock owned directly or indirectly by the Fenway Partners Capital Fund, L.P (the "Fenway Fund I"), Fenway Partners Capital Fund II, L.P. (the "Fenway Fund II" and, together with the Fenway Fund I, the "Fenway Funds"), FPIP LLC and FPIP Trust, LLC, respectively and 2,428,633 shares of Common Stock issuable upon conversion 1,957,643, 6,479 and 3,071 shares of Series A Cumulative Convertible Preferred Stock owned by Fenway II, FPIP and FPIP Trust, LLC, respectively and 1,430,390 shares of Common Stock issuable upon exercise of warrants to purchase 1,180,070 and 250,320 shares of Common Stock held by Fenway Fund I and Fenway Fund II, respectively. FPIP, LLC and FPIP Trust, LLC are entities formed by the investment professionals of Fenway to make co-investments alongside the Fenway Funds. The managing member of each of FPIP, LLC, and FPIP Trust, LLC is Fenway. The general partner of Fenway Fund I is Fenway Partners, L.P., a Delaware limited partnership, whose general partner is Fenway Partners Management, Inc., a Delaware corporation. The general partner of Fenway Fund I is Fenway Partners II, LLC, a Delaware limited liability company. Richard Dresdale, Andrea Geisser and Peter Lamm are directors and/or officers of each of Fenway Partners Management, Inc.

and Fenway, and Messrs. Dresdale and Lamm are managing members of Fenway Partners II, LLC, and as such may be deemed to have or share the power to vote or dispose of the shares of Common Stock held by the Fenway Funds, FPIP, LLC and FPIP Trust, LLC. Each of Messrs. Dresdale, Geisser and Lamm has no direct ownership of any shares of the Common Stock and disclaims beneficial ownership of any of such shares except to the extent of his pecuniary interest therein. The address of each of the Fenway entities and each of Messrs. Dresdale, Geisser and Lamm is 152 West 57th Street, New York, New York 10019.

(3) Includes 5,897,598 shares of Common Stock owned by McCown De Leeuw & Co. III, L.P., an investment partnership whose general partner is MDC Management Company III, L.P. ("MDC III"), 418,687 shares of Common Stock owned by McCown De Leeuw & Co. III (Europe), L.P., an investment partnership whose general partner is MDC Management Company III, L.P., 98,124 shares of Common Stock owned by McCown De Leeuw & Co. III (Asia), L.P., an investment partnership whose general partner is MDC Management Company IIIA, L.P. ("MDC IIIA"), 127,571 shares of Common Stock owned by Gamma Fund LLC, a California limited liability company, 5,885,035 shares of Common Stock owned by McCown De Leeuw & Co. IV, L.P., an investment partnership whose general partner is MDC Management Company IV, LLC ("MDC IV"), 95,308 shares of Common Stock owned by McCown De Leeuw & Co. IV Associates, L.P., whose general partner is MDC IV, 124,102 shares of Common Stock owned by Delta Fund LLC, a California limited liability company, and an aggregate of 1,968,827 shares of Common Stock issuable upon conversion of 1,333,642 shares of Series A Cumulative Convertible Preferred Stock and warrants to purchase 969,610 shares of Common Stock owned by McCown De Leeuw & Co. III, L.P., McCown De Leeuw & Co. III (Europe), L.P., McCown De Leeuw & Co. III
(Asia), L.P., McCown De Leeuw & Co. IV, L.P. ("MDC IV, LP"), McCown De Leeuw & Co. IV Associates, L.P. ("MDC IV Associates, LP"), Gamma Fund LLC and Delta Fund LLC. In addition, includes 3,737,581 shares of Common Stock held by CALPERS for which McCown De Leeuw & Co. III, L.P. has an irrevocable proxy, which provides the power to vote all of the securities held by CALPERS. Includes 20,000 shares held by David E. De Leeuw and 3,000 shares held in trust for Mr. De Leeuw's son. Also includes 50,000 shares of Common Stock held by George McCown. The voting members of Gamma Fund LLC and Delta Fund LLC are George E. McCown, David E. De Leeuw, Robert B. Hellman, Jr., and Steven A. Zuckerman. The managing general partners of MDC III are Messrs. McCown, De Leeuw, Hellman and Zuckerman, and the managing general partners of MDC IIIA are Messrs. McCown and De Leeuw. The managing members of MDC IV are Messrs. McCown, De Leeuw, Hellman and Zuckerman. Voting and dispositive decisions regarding the securities owned by McCown De Leeuw & Co. III, L.P. and McCown De Leeuw & Co. III (Europe), L.P. are made by Messrs. McCown, De Leeuw, Hellman and Zuckerman, as Managing General Partners of MDC III, who together have more than the required two-thirds-in-interest vote of the Managing General Partners necessary to effect such decision on behalf of such entity. Voting and dispositive decisions regarding the securities owned by McCown De Leeuw & Co. III (Asia), L.P. are made by Messrs. McCown and De Leeuw, as Managing General Partners of MDC IIIA, who together have more than the required two-thirds-in-interest vote of the Managing General Partners necessary to effect such decision on behalf of such and entity. Voting and dispositive decisions regarding the securities owned by MDC IV, LP, MDC IV Associates, LP and Delta Fund LLC are made by Messrs. McCown, De Leeuw, Hellman and Zuckerman. Voting and dispositive decisions regarding securities owned by Gamma Fund LLC are made by a vote or consent of a majority in number of the voting members of Gamma Fund LLC. Messrs. Hellman and Zuckerman have no direct ownership of any securities and disclaim beneficial ownership of such shares except, in the case of Gamma Fund LLC and Delta Fund LLC, to the extent of their proportionate membership interests. Mr. De Leeuw has direct ownership of only the 20,000 securities disclosed above, and disclaims beneficial ownership of all other shares (including those held in trust for his son) except, in the case of Gamma Fund LLC and Delta Fund LLC, to the extent of his proportionate membership interests. Mr. McCown has direct ownership of only the 50,000 securities disclosed above, and disclaims beneficial ownership of all other shares except, in the case of Gamma Fund LLC and Delta Fund LLC, to the extent of his proportionate membership interests. The address of each of the above referenced entities and each of Messrs. McCown, De Leeuw, Hellman and Zuckerman is McCown De Leeuw & Co., 525 Middlefield Avenue, Suite 210, Menlo Park, California 94025.

(4) Under an irrevocable proxy, CALPERS has granted McCown De Leeuw & Co. III, L.P. the right to vote all of the shares of Common Stock it holds. The address of California Public Employees Retirement System is Lincoln Plaza, 400 P Street, Sacramento, California 95814.

(5) Tiger Brands' (f/k/a Tiger Oats) shares are held by Gloriande Luxembourg S.A.R.L. ("Gloriande"), a corporation organized under the laws of Luxembourg, which is the record owner of the Company's Common Stock. Gloriande is an indirect wholly-owned subsidiary of Tiger Brands. The shares of capital stock of Tiger Brands are traded publicly on the Johannesburg Stock Exchange. The address of Tiger Brands Limited is 85 Bute Lane, Sandown, Sandton 2196, Republic of South Africa.

(6) UBS Capital LLC is a wholly-owned indirect subsidiary of UBS AG. The shares of capital stock of UBS AG are publicly held. Includes 536,316 shares of Common Stock issuable upon conversion of 449,165 shares of Series A Cumulative Convertible Preferred Stock. The address of UBS Capital LLC is 299 Park Avenue, 24th floor, New York, New York 10171.

(7) Includes 125,000 shares subject to stock options exercisable within 60 days of March 17, 2003.

(8) Includes 425,000 shares subject to stock options exercisable within 60 days of March 17, 2003.

(9) Includes 216,667 shares subject to stock options exercisable within 60 days of March 17, 2003.

(10) Includes 11,667 shares subject to stock options exercisable within 60 days of March 17, 2003.

(11) Includes 11,667 shares subject to stock options exercisable within 60 days of March 17, 2003.

(12) Includes 1,000,000 shares subject to stock options exercisable within 60 days of March 17, 2003.

(13) Includes 225,000 shares subject to stock options exercisable within 60 days of March 17, 2003.

                 Certain Relationships and Related Transactions

     As of March 17, 2003, the Company has maintained business relationships and engaged in certain transactions described below.

     On July 7, 1999, Mr. Thomas O. Ellinwood, Executive Vice President, Aurora Brands, in connection with the tax liability associated with certain equity issuances to him, executed a secured promissory note payable on demand by the Company in the amount of $501,571 in favor of the Company. If Mr. Ellinwood sells his shares of the Company's Common Stock, he must repay his note. The interest payable on the note is reset annually on July 1st. The interest rate for the year ending June 30, 2003 is 2.84%. The entire amount of the note remains outstanding as of December 31, 2002.

     Dale F. Morrison is a party to an employment agreement dated as of April 15, 2002, with FPR, to which other Fenway entities are parties for limited purposes. Mr. Morrison earned $70,455, based on an annual salary of $200,000, for his work with the Company from August 26, 2002 to December 31, 2002. This salary was paid to Mr. Morrison by FPR as a consultant to the Company. FPR charged to the Company the $70,455 it paid to Mr. Morrison for his services.

     See "Compensation Committee Interlocks and Insider Participation" for business relationships and certain transactions involving members of the Compensation Committee.

           Compensation Committee Interlock and Insider Participation

     The Board of Directors has appointed Messrs. Connell, Dresdale and Murphy to its Compensation Committee. The Compensation Committee governs the compensation of the executive officers of the Company. The Compensation Committee administers the Company's 2000 Equity Incentive Plan, 1998 Long Term Incentive Plan, the 1998 Employee Stock Purchase Plan and the Executive Long Term Incentive Plan.

     Messrs. De Leeuw, Hellman and McCown are managing directors of MDC, and Mr. Murphy is an operating director of MDC. Messrs. Dresdale, Geisser and Lamm are partners of Fenway. Mr. Morrison is Chief Executive Officer of Fenway Partner Resources, Inc., an affiliate of Fenway.

     In April 2000, the Company entered into an agreement pursuant to which JPMorgan Chase Bank agreed to purchase from time to time certain of the Company's accounts receivable in amounts of up to $60 million. The agreement has subsequently been amended to reduce the maximum receivables purchases to $30 million. Funds affiliated with Fenway, whose partners include Messrs. Dresdale, Geisser and Lamm (all directors of the Company), MDC, whose managing directors include Messrs. De Leeuw, McCown and Hellman (all current directors or nominees for director of the Company), and UBS Capital LLC have agreed to participate, on a subordinated basis, in not less than 15% of this accounts receivable transaction. The purchase price is calculated to include a customary discount to the amount of the receivables purchased. The Company has agreed to pay customary fees in connection with this accounts receivable transaction. The agreement also contains customary representations, warranties and covenants by the Company. The agreement terminates on September 30, 2003.

     In May 2002, funds affiliated with Fenway and MDC entered into a Revolving Loan Subordinated Participation Agreement with the Company's senior lenders. Pursuant to the Participation Agreement, the funds agreed to participate in the Company's senior credit facility to satisfy certain requirements of the Company's senior lenders. In consideration for this, the Company issued warrants to purchase 718,230 shares of its Common Stock at $0.01 per share ("Warrant Shares") to these funds. The number of Warrant Shares issued was subject to adjustment by the Special Committee of the Board of Directors and was not to exceed 1% of the number of shares of Common Stock outstanding on May 1, 2002. In August 2002, the Special Committee of the Board of Directors reduced the number of Warrant Shares from 718,230 to 300,000. The warrants expire on April 30, 2012.

     In June 2002, the Company entered into a Note Purchase Agreement pursuant to which funds affiliated with Fenway and MDC purchased an aggregate of $25,000,000 principal amount of the Company's senior, unsecured promissory notes. The Participation Agreement between the Company's senior lenders and the funds affiliated with Fenway and MDC was cancelled at this time. The notes will mature on October 1, 2006 and the interest payable on the notes is 12%. The notes may be prepaid at anytime by the Company without penalty. In partial consideration for the acquisition of these notes, the Special Committee of the Board of Directors approved the Company's issuance of immediately exercisable warrants to purchase 2,100,000 shares of the Company's Common Stock at $0.01 per share to these funds.

     The Company has entered into agreements pursuant to which it agreed to pay transaction fees to each of Fenway and MDC Management Company III, L.P., an affiliate of MDC, of 0.333% of the acquisition price for future acquisitions by the Company. The acquisition price is the sum of (i) the cash purchase price actually received by the seller, (ii) the fair market value of any equity securities issued by the seller, (iii) the face value of any debt securities issued to the seller less any discounts, (iv) the amount of liabilities assumed by the Company plus (v) the fair market value of any other property or consideration paid in connection with the acquisition, with installment or deferred payments to be calculated using the present value thereof.

     The Company and certain stockholders of the Company, including Fenway entities, MDC entities, UBS Capital LLC, and Tiger Brands, have entered into a securityholders agreement, which provides for certain rights, including registration rights of the stockholders.

             Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms furnished to the Company and written representations, including representations of its directors and executive officers, the Company believes that all of its officers, directors, and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them during 2002, except that one transaction by Mr. Morrison and two transactions by Mr. McManaman, both executive officers of the Company, were reported late.

                               Reverse Stock Split

                           (Proposal 2 on Proxy Card)

General

     The Board of Directors has unanimously adopted a resolution seeking stockholder approval to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock. If the reverse stock split is approved by the stockholders, the Board of Directors may subsequently effect, in its sole discretion, the reverse stock split based upon any of the following ratios: one-for-ten; one-for-fifteen; or one-for-twenty. In addition, the Board of Directors will also have the discretion to determine if and when to effect the reverse stock split and reserves the right to abandon the reverse stock split even if approved by the stockholders. The Company expects that, if stockholders approve and the Board of Directors elects to implement the reverse stock split, the reverse stock split would be consummated within six months of the date of the Annual Meeting. If the Board of Directors determines to implement the reverse stock split, the Company will publicly announce in a press release and post on its website at www.aurorafoods.com which of the approved ratios the Board of Directors has elected to effect prior to the effective date of the reverse stock split.

Reasons for the Proposed Reverse Stock Split

     The Company has been a public company listed on the New York Stock Exchange since July 1998. The continued listing standards of the New York Stock Exchange provide that a company can be delisted if its average closing stock price is below $1.00 over a consecutive 30 trading day period. On November 15, 2002, the Company received notice from the New York Stock Exchange that the Company's average closing stock price of its Common Stock was below $1.00 during the preceding consecutive 30 trading day period.

     On May 15, 2003, the date which is six months following the receipt of this notice from the New York Stock Exchange, the Company must attain both a $1.00 share price and a $1.00 average share price over a 30 trading day period. If the Company fails to achieve this continued listing requirement, the Company's Common Stock will be delisted from the New York Stock Exchange. This delisting would likely cause the trading volume of the Company's Common Stock to decline and could result in a decline in the share price of the Company's Common Stock.

     The Board of Directors believes that it is in the best interests of the Company's stockholders and the Company for it to have the authority to effect the reverse stock split to increase the share price of the Company's Common Stock and to remain listed on the New York Stock Exchange.

     The Board of Directors believes that stockholder approval of several potential exchange ratios (rather than a single exchange ratio) provides the Board of Directors with the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the stockholders at that time. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific ratio from among the following three ratios: one-for-ten; one-for-fifteen; or one-for-twenty. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement the reverse stock split prior to November 6, 2003, the authority granted in this proposal to implement the reverse stock split on these terms will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company's stockholders. No further action by stockholders will be required in order for the Board of Directors to abandon the reverse stock split.

Effects of the Proposed Reverse Stock Split

     If the stockholders approve and the Board of Directors effects the reverse stock split, the reverse stock split will be realized simultaneously for all of the Company's Common Stock and the ratio will be the same for all of the Company's Common Stock. The reverse stock split will not affect any stockholder's proportionate voting power or percentage ownership interests in the Company, except to the extent that the reverse stock split would otherwise result in any stockholder owning a fractional share or option as described below.

     The principal effect of the reverse stock split will be that:

     .    the number of shares of the Company's issued and outstanding Common
          Stock will be reduced from approximately              shares as of
          March 17, 2003 to a range of approximately            to
          shares, depending on the reverse stock split ratio determined by the Board of Directors;

     . the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into the Company's Common Stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors; and

     . the per share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of the Company's Common Stock will be proportionately adjusted based on the reverse stock split ratio selected by the Board of Directors, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split.

     In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, and may have greater difficulty in effecting sales.

     If approved by the stockholders and effected by the Board of Directors, the reverse stock split will affect the Company's stockholders as follows:

Stockholders                  Effect of Reverse Stock Split

Fractional Stockholders       You will not receive fractional post-reverse stock
                              split shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. The Company expects that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of Common Stock.
                              After completing such sale, you will receive a cash payment from the transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale, however, the proceeds will be subject to federal income tax. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

                              After the reverse stock split, you will have no further interest in the Company with respect to cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

                              If you do not hold sufficient shares in the Company to receive at least one share in the reverse stock split and you want to continue to hold the Company's Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

                              . purchase a sufficient number of shares of the Company's Common Stock so that you own at least an amount of shares of the Company's Common Stock in your account prior to the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-reverse stock split basis; or

                              . if applicable, consolidate accounts so that you hold at least an amount of shares of the Company's Common Stock in one account prior to the reverse stock split that would entitle you to receive at least one share of the Company's Common Stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in the Company's stock records maintained by the Company's transfer agent) and shares held in "street name" (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

                              You should be aware that, under the escheat laws of the various jurisdictions where you reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Participants in the           If you are a participant in any of the Company's
Company's Equity              equity compensation plans, the number of shares
Compensation Plans            reserved for issuance under the Company's existing
                              stock option plans and the employee stock purchase plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the reverse stock split ratio selected by the Board of Directors.

Beneficial Stockholders       Upon a reverse stock split, the Company intends to
                              treat stockholders owning the Company's Common
                              Stock in "street name", through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Company's
                              Common Stock in "street name". However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, the Company encourages you to contact your nominee.

"Book-entry" Stockholders     Registered stockholders may hold some or all of
                              their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the Company's Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

                              If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. Such cash payment is subject to applicable federal income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment.

Stockholders Owning           Some registered stockholders hold all of their
Certificated Shares           shares in certificate form or a combination of
                              certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from the Company's transfer agent, the Continental Stock Transfer &
                              Trust Company, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate you will be issued a new stock certificate for the appropriate number of shares.

                              No new shares will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under "Fractional Stockholders".

                              STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK
                              CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY
                              CERTIFICATE(S) TO THE TRANSFER AGENT UNTIL
                              REQUESTED TO DO SO.

Authorized Shares

     The reverse stock split would affect all issued and outstanding shares of the Company's Common Stock and outstanding rights to acquire the Company's Common Stock. If the Company effects the reverse stock split, the number of authorized shares of the Company's Common Stock will not be reduced. Authorized but unissued shares will be available for issuance, and the reverse stock split will increase the Board of Director's ability to issue authorized and unissued shares without further stockholder action in the future. If the Board of Directors issues additional shares, the ownership interest of holders of the Company's Common Stock will be diluted.

     As of March 17, 2003, the Company had 250,000,000 shares of authorized
Common Stock and          shares of Common Stock issued and outstanding.

Certain Risk Factors Associated with the Proposed Reverse Stock Split

     The Board of Directors believes that the per share market price of the Company's Common Stock following the reverse stock split will equal or exceed the current per share market price if the reverse stock split is effected. However, there can be no assurance that the market price per new share of common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of the Company's Common Stock outstanding before the reverse stock split. For example, based on the
market price of the Company's Common Stock on March 17, 2003 of $         per
share, if the Board of Directors decides to implement the reverse stock split and selects a reverse stock split ratio of one-for-ten, there can be no assurance that the post-reverse stock split market price of the Company's Common
Stock would be $        per share or greater. Accordingly, there can also be no
assurance that the total market capitalization of the Company's Common Stock after the proposed reverse stock split will be higher than the total market capitalization before the proposed reverse stock split.

     There can also be no assurance that the Company will continue to meet other quantitative and qualitative continued listing standards of the New York Stock Exchange, including, but not limited to the standard that average global market capitalization over a consecutive 30 trading day period may not be less than $50 million and total stockholders' equity may not be less than $50 million. As of December 31, 2002, the Company's total global market capitalization was $66.4 million and total stockholders' equity was $40.4 million. Accordingly, even if the Board of Directors effects a reverse stock split to cure the deficiency relating to the market price of the Company's Common Stock, a failure to meet other continued listing standards may nevertheless result in a delisting of the Company's Common Stock from the New York Stock Exchange.

     In addition, if the reverse stock split is effected and the market price of the Company's Common Stock declines, the percentage decline may be greater than that which would have occurred in the absence of a reverse stock split.

Accounting Matters

     The reverse stock split will not affect the par value of the Company's Common Stock. As a result, the stated capital attributable to the Company's Common Stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company's Common Stock will be restated because there will be fewer shares of the Company's Common Stock outstanding.

Potential Anti-Takeover Effect

     Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate the Company's shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to the Company's Certificate of Incorporation. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company's Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Procedure for Effecting Reverse Stock Split

     If the stockholders approve the proposal to authorize the reverse stock split and the Board of Directors decides to implement the reverse stock split at any time prior to November 6, 2003, the Company will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend its existing Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment with the Secretary of State. On the date of filing the amendment, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Exhibit B to this Proxy Statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

No Appraisal Rights

     Stockholders do not have appraisal rights under the General Corporation Law of the State of Delaware or under the Company's Certificate of Incorporation or By-laws in connection with the reverse stock split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

     Below is a summary of certain federal income tax consequences to the Company's stockholders resulting from the reverse stock split. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

     The receipt of cash instead of a fractional share of Company Common Stock by a United States holder of the Company's Common Stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period is greater than one year as of the effective date.

     This summary is the Company's view regarding the tax consequences of the reverse stock split and is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO YOU OF THE REVERSE STOCK SPLIT.

Reservations of Rights

     The Board of Directors reserves the right to abandon the reverse stock split without further action by the stockholders at any time before the filing of the proposed Certificate of Amendment with the Secretary of State of the State of Delaware, even if the reverse stock split has been authorized by the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

                      Amend the 2000 Equity Incentive Plan

                           (Proposal 3 on Proxy Card)

Proposed Amendment

     On April 13, 2000, the Board of Directors adopted the Company's 2000 Equity Incentive Plan (the "Plan"), and on June 19, 2000, the Company's stockholders approved the Plan. The purpose of the Plan is to advance the interests of the Company and its subsidiaries by enhancing their ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries, and to reward participants for such contributions, through ownership of shares of Common Stock of the Company and cash incentives. The Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of options, stock appreciation rights, restricted stock, unrestricted stock or deferred stock, or performance awards, or combinations thereof. The Plan is administered by the Compensation Committee of the Board of Directors, which determines the persons who are to receive awards, as well as the type, terms and number of shares subject to each award.

     On March 10, 2003, the Compensation Committee of the Board of Directors amended the Plan, subject to stockholder approval, to (i) increase the number of shares of Common Stock reserved for issuance under the Plan by 4,000,000 shares, from 7,000,000 shares to 11,000,000 shares, and (ii) increase the maximum number of shares as to which awards may be granted to any participant in any one calendar year under the Plan from 3,500,000 shares to 5,500,000 shares. Stockholders are being asked to approve this amendment at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to be voted at the Annual Meeting is necessary for approval of the amendment to the Plan.

Purpose of the Amendment

     Providing awards under the Plan is an important element in the Company's overall success. In general, the Compensation Committee believes that equity-based incentives align the interests of the Company's management and employees with those of the Company's stockholders. In addition, providing equity-based incentive awards under the Plan is an important strategy for attracting and retaining high-quality executives, employees and advisors that the Compensation Committee believes is necessary for the success of the Company.

     In order to accomplish the Company's goals in 2003 and over the next three to four years, the Compensation Committee believes that it is important that the Company increase the number of shares reserved under the Plan in order to ensure an ample reserve of shares for the issuance of equity-based compensation awards in the near future. The Compensation Committee intends to use the Plan as the primary vehicle to offer equity-based incentive awards, such as stock options, to management and employees.

     The Compensation Committee also recommends that the Plan be amended to increase the maximum number of shares as to which awards may be granted to any participant in any one calendar year under the Plan. Although the Compensation Committee does not currently intend to make an award to any one individual exceeding 3,500,000 shares, the Compensation Committee has determined that the maximum number of shares to be awarded to any one participant should be increased by a rate that is comparable to the total increase in shares reserved under the Plan.

     Given the intense competition for personnel, the Compensation Committee believes that its ability to offer competitive compensation packages, including those with equity-based incentive components, such as stock options, is particularly important in attracting and retaining qualified candidates.

Summary of the 2000 Equity Incentive Plan

     A general description of the material terms of the Plan, as proposed to be amended, is set forth below. Unless otherwise indicated, the following summary of the material provisions of the Plan assumes the approval of the proposed amendment increasing the number of shares of Common Stock reserved for issuance and increasing the maximum number of shares as to which awards may be granted to any participant in any one calendar year. This summary is qualified in its entirety by reference to the actual text of the Plan, a copy of which you may obtain from the Company at the address set forth at the beginning of this Proxy Statement.

General

     Under the Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and performance awards (in cash or stock), or combinations thereof, and may waive the terms and conditions of any award. Employees of the Company and its subsidiaries and other persons or entities who are in a position to make a significant contribution to the success of the Company are eligible to receive awards under the Plan.

     The proposed amendment to the Plan would increase the number of shares of Common Stock specifically reserved for issuance under the Plan from 7,000,000 shares to 11,000,000 shares.

     As of February 28, 2003, 1,368,447 shares of Common Stock remained available for future grant under the Plan, and 960,550 shares of Common Stock remained available for future grant under the Company's 1998 Long Term Incentive Plan. Assuming approval of an increase of 4,000,000 shares to the Plan, 5,368,447 shares would be available for future grants under the Plan.

     The amendment to the Plan would also increase the maximum number of shares as to which awards may be granted to any participant in any one calendar year from 3,500,000 shares to 5,500,000 shares.

     Section 162(m) of the Internal Revenue Code places annual limitations on the deductibility by public companies of compensation in excess of $1,000,000 paid to each of the chief executive officer and the other four most highly compensated officers, unless, among other things, the compensation is performance-based. For compensation attributable to stock options and stock appreciation rights to qualify as performance-based, the plan under which they are granted must state a maximum number of shares with respect to which options and rights may be granted to an individual during a specified period and must be approved by the Company's stockholders. To comply with these requirements, the amendment to the Plan would increase the maximum number of shares as to which awards may be granted to any participant in any one calendar year from 3,500,000 shares to 5,500,000 shares, and this amendment is being submitted for stockholder approval.

Stock Options

     The exercise price of an incentive stock option ("ISO") granted under the Plan or an option intended to qualify as performance-based compensation under
Section 162(m) of the Code shall not be less than 100% (110% in the case of an incentive stock option granted to a 10% shareholder) of the fair market value of the Stock at the time of grant. The exercise price of a non-ISO granted under the Plan is determined by the Compensation Committee. Options granted under the Plan will expire and terminate 10 years from the date of grant. The exercise price may be paid in cash or by check, bank draft or money order payable to the order of the Company. Subject to certain additional limitations, the Compensation Committee may also permit the exercise price to be paid by tendering shares of Common Stock, by delivery to the Company of an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or a combination of the foregoing.

Stock Appreciation Rights (SARs)

     Stock appreciation rights ("SARs") may be granted either alone or in tandem with stock option grants. Each SAR entitles the holder on exercise to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Compensation Committee) determined in whole or in part by reference to appreciation in the fair market value of a share of Common Stock. SARs may be based solely on appreciation in the fair market value of Common Stock or on a comparison of such appreciation with some other measure of market growth. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee. If an SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa.

Stock Awards; Deferred Stock

     The Plan provides for awards of nontransferable shares of restricted Common Stock subject to forfeiture ("Restricted Stock"), as well as unrestricted shares of Common Stock. Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period and the satisfaction of any other conditions or restrictions established by the Compensation Committee. Except as the Compensation Committee may otherwise determine, if a participant dies or ceases to be an employee or ceases to continue the consulting or other similar relationship engaged in by such participant with the Company for any reason during the restricted period, the Company may purchase the shares of Restricted Stock subject to certain restrictions and conditions. Other awards under the Plan may also be settled with Restricted Stock. The Plan also provides for deferred grants entitling the recipient to receive shares of Common Stock in the future at such times and on such conditions as the Compensation Committee may specify.

Performance Awards

     The Plan provides for performance awards entitling the recipient to receive cash or Common Stock following the attainment of performance goals determined by the Compensation Committee. Performance conditions and provisions for deferred stock may also be attached to other awards under the Plan. In the case of any performance awards intended to qualify for the performance-based remuneration exception described in Section 162(m) of the Code (an "Exempt Award"), the Compensation Committee will in writing pre-establish specific performance goals that are based upon any one or more operational, result or event-specific goals. The maximum Exempt Award payable to an individual in respect of any performance goal for any year cannot exceed $2,500,000. Payment of performance awards based upon a performance goal for calendar years 2006 and thereafter is conditioned upon re-approval by the stockholders of the Company no later than the first meeting of stockholders in 2005.

Termination

     Except as otherwise provided by the Compensation Committee, if a participant dies, options and SARs exercisable immediately prior to death may be exercised by the participant's executor, administrator or transferee during a period of one year following such death (or for the remainder of their original term, if less). Options and SARs not exercisable at a participant's death terminate. Outstanding awards of Restricted Stock must be transferred to the Company upon a participant's death, and deferred stock grants, performance awards and supplemental awards to which a participant is not irrevocably entitled will be terminated unless otherwise provided. In the case of termination for reasons other than death, options and SARs remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less), shares of Restricted Stock must be sold to the Company, and other awards terminate, except as otherwise provided.

     In the case of certain mergers, consolidations or other transactions in which the Company is acquired or is liquidated, all outstanding awards will terminate. The Compensation Committee may, however, in its discretion cause unvested awards to vest or become exercisable, remove performance or other conditions on the exercise of or vested right to an award, or in certain circumstances provide for replacement awards. In the event of a change of control, as defined in the Plan, outstanding options and SARs as of such date which are not exercisable shall become exercisable; shares of Restricted Stock which are not otherwise vested shall vest; holders of performance awards may be entitled to cash payment of the cash component of the award (if any) and the fair market value of stock included in the award.

Amendment

     The Compensation Committee may amend the Plan or any outstanding award at any time, provided that no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under Section 422 of the Code or for the award of performance- based compensation under Section 162(m) of the Code.

Federal Income Tax Consequences

     The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

     In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

     In general, in the case of a non-ISO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

     In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a non-ISO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

     Under the so-called "golden parachute" provisions of the Internal Revenue Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Awards Under the Plan

     Awards granted in 2002 under the Plan to the Named Executive Officers, executives as a group, non-executives as a group and non-executive employee officers as a group are disclosed in the Option Grants in Last Fiscal Year table on page 12 of this Proxy Statement. Awards granted in the future under the Plan are within the discretion of the Compensation Committee and therefore cannot be ascertained at this time.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S 2000 EQUITY INCENTIVE PLAN (I) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN BY 4,000,000 SHARES, FROM 7,000,000 SHARES TO 11,000,000 SHARES, AND (II) TO
INCREASE THE MAXIMUM NUMBER OF SHARES AS TO WHICH AWARDS MAY BE GRANTED TO ANY PARTICIPANT IN ANY ONE CALENDAR YEAR UNDER THE PLAN FROM 3,500,000 SHARES TO 5,500,000 SHARES.

Equity Compensation Plan Information

     The following table summarizes securities authorized for issuance under the Company's equity compensation plans as of February 28, 2003.

                                      (a)                         (b)                              (c)
                                                                                      Number of Securities Remaining
                            Number of Securities to                                    Available for Future Issuance
                            be Issued upon Exercise      Weighted-Average Exercise       Under Equity Compensation
                            of Outstanding Options,       Price of Outstanding         Plans (excluding securities
Plan Category                 Warrants and Rights      Options, Warrants and Rights      reflected in column (a))
-------------                 -------------------      ----------------------------      ------------------------
Equity compensation
plans approved by
security holders                   8,035,379/(1)/                 $4.6869/(2)/                    2,328,997/(3)/
Equity compensation
plans not approved by
security holders                      N/A                           N/A                             N/A
Total                              8,035,379                      $4.6869                         2,328,997

__________________
/(1)/ Includes 5,495,929 securities to be issued upon exercise of outstanding options, warrants and rights under the Company's 2000 Equity Incentive Plan and 2,539,450 to be issued upon exercise of outstanding options, warrants and rights under the Company's 1998 long Term Incentive Plan.
/(2)/ The weighted-average exercise price of outstanding options, warrants and rights under the Company's 2000 Equity Incentive Plan is $3.4718 and under the Company's 1998 Long Term Incentive Plan is $7.3165.
/(3)/ Includes 1,368,447 securities remaining available for future issuance under the Company's 2000 Equity Incentive Plan and 960,550 securities remaining available for issuance under the Company's 1998 long Term Incentive Plan.

                                  Other Matters

General

     The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters described above. If any other business should properly come before the meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board of Directors. Discretionary authority for them to do so is contained in the proxy cards.

Stockholder Proposals

     Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2004 Annual Meeting of the Stockholders must be received by the Secretary of the Company at the Company's principal executive offices located at 11432 Lackland Road, St. Louis, Missouri, 63146, by December 2, 2003.

     In general, stockholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company 45 days in advance of the mail date of the prior year's proxy statement, or by February 15, 2004, to be considered for the 2004 Annual Meeting of the Stockholders.

                         Independent Public Accountants

     The Directors have appointed PricewaterhouseCoopers LLP to examine the financial statements of the Company for the fiscal year ending December 31, 2003. The Company expects a representative of PricewaterhouseCoopers LLP to be present at the Annual Meeting, with an opportunity to make a statement if the representative desires to do so, and to be available to respond to appropriate questions from stockholders.

                                        By order of the Board of Directors,

                                        Dale F. Morrison
                                        Chairman of the Board and Chief
                                        Executive Officer

St. Louis, Missouri
April   , 2003

                                    Exhibit A

                                AURORA FOODS INC.
                         Audit and Compliance Committee
                            of the Board of Directors

                                     CHARTER

                    As Amended and Restated February 24, 2003

                                   I. Purpose

     The Audit and Compliance Committee ("Committee") will have responsibility to (i) assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company's financial statements, the independent auditors' qualifications, independence and performance, the system of internal control and the performance of the Company's internal audit function, the audit process and the Company's process for monitoring compliance with laws and regulations related to financial reporting, the Company's Corporate Compliance Program and the related Corporate Code of Conduct; and (ii) prepare the report required to be included in the Company's annual proxy statement. The Committee shall maintain a free and open means of communication with the Board, the independent auditors, the internal auditors and management of the Company. The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any public accounting firm employed by the Company (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such public accounting firm shall report directly to the Committee.

                                II. Organization

     A. The Committee will consist of at least three members as designated by the Board of Directors to serve until their successors are duly designated. One of the members will be designated by the Board to serve as Committee Chairman.

     B. Qualifications:

     . Each member of the Committee shall be an "independent" director within the meaning of the New York Stock Exchange (NYSE) rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee.

     . The members must not (i) accept any consulting, advisory, or other compensatory fee from the Company; or (ii) be an affiliated person of the Company or any subsidiary thereof.

     . Each Committee member shall be financially literate, as determined by the Board of Directors in its business judgment.

     . If a member simultaneously serves on the audit committee of more than three public companies, then the Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and disclose such determination in the Company's annual proxy statement.

     . The chairman of the Committee must have accounting or financial management expertise, as determined by the Board of Directors in its business judgment. At a minimum, this person must have, through: (i) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions or from a position involving the performance of similar functions; (ii) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions, or experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluations of financial statements; or (iii) other relevant experience--

          (1) an understanding of financial statements and generally accepted accounting principles;

          (2) an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

          (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities;

          (4) an understanding of internal controls and procedures for financial reporting; and

          (5)  an understanding of audit committee functions.

     . The independence requirements for the members shall be subject to any limitations or exceptions permitted from time to time by Federal law or the rules and regulations of the NYSE.

     C. The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Committee shall meet at least quarterly with management, the director of internal auditing and the Company's independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believes should be discussed privately. The Committee may request any officer or employee of the Company or outside counsel or a representative of the independent auditors to meet with the Committee or any member thereof.

     D. The Committee shall ensure that the Company promptly provides the NYSE, in accordance with NYSE rules then in effect, upon any changes in the composition of the Committee and otherwise approximately once each year, with written confirmation regarding:

     . Any determination that the Board has made regarding the independence of the Committee members;

     .    The financial literacy of the Committee members;

     . The determination that the chairman of the Committee has accounting or financial management expertise; and

     . The annual review and reassessment of the adequacy of the Committee's charter.

     E. The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a Committee of the Board of Directors, for payment of compensation--

     . to the public accounting firm employed by the Company for the purpose of rendering or issuing an audit report; and

     . to any advisors employed by the Committee under Section III J. of the Charter.

                         III. Roles and Responsibilities

     In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions and to ensure that the corporate accounting and financial reporting practices of the Company, as well as the auditing process, are in accordance with all applicable requirements. While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

A.   Internal Control

     . Consider the adequacy and effectiveness of the Company's accounting and internal control policies and procedures through inquiry and discussions with the Company's independent auditors and internal audit and management of the Company; and

     . Ascertain the existence, if any, of reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control through inquiry and discussions with the Company's independent auditors, and consider the appropriateness of corrective action, if needed, being taken by management.

B.   Financial Reporting

     1.   General

     . Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, as well as off-balance sheet structures, with due consideration of their impact on the financial statements;

     . Inquire as to the existence of significant accounting and reporting risks and exposures; and

     .    Review with the independent auditors:

          (1)  all critical accounting policies and practices to be used;

          (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the

               Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

          (3) other material written or oral communications between the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences.

     2.   Annual Financial Statements

     . Review with the independent auditors their proposed audit scope and approach, including the coordination of the independent audit work with the work performed by the internal auditors;

     . Confirm through private discussions with the Company's independent auditors that no restrictions are being placed on the scope of the independent auditors' work by management;

     . Meet with management and the independent auditors to review the annual financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", prior to the annual filings, and inquire whether they are prepared in accordance with U.S. generally accepted accounting principles and consistent with the information known to Committee members;

     . Review complex and/or unusual transactions, those areas requiring significant estimates of valuation allowances or reserves, and consider management's handling of proposed audit adjustments identified by the independent auditors;

     . Review the independent auditors' judgments about the quality of the accounting principles applied to the Company's financial statements and determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders, and if so, to recommend to the Board that the financial statements be included in the annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission; and

     . Affirm that the independent auditors communicate certain matters to the Committee as required by their professional standards related to the audit of the annual financial statements (including Statement on Auditing Standards No. 61).

     3.   Interim Financial Statements

     . Discuss the quarterly financial statements with management and the independent auditor and confirm, prior to quarterly filings, that the Company's interim financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", included in Quarterly Reports on Form 10-Q have been reviewed by the Company's independent auditors using professional standards and procedures for conducting such reviews, as established by U.S. generally accepted auditing standards; and

     . Affirm that the independent auditors communicate certain matters to the Committee as required by professional standards related to their review of the interim financial information (including Statement on Auditing Standards No. 71).

C. Compliance with Laws and Regulations Related to Financial Reporting and Tax Matters

     . Periodically review the Company's procedures for monitoring compliance with laws and regulations applicable to financial reporting and tax matters; and o Discuss the significant findings, if any, of reviews or examinations by regulatory agencies relating to such matters, such as the Securities and Exchange Commission.

     D.   Compliance with Corporate Compliance Program and Corporate Code of
          Conduct

     . Provide oversight regarding compliance with the Corporate Compliance Program and the Corporate Code of Conduct, and periodically obtain updates from the Chief Compliance Officer, Compliance Committee and other members of management, as appropriate, regarding compliance; and

     . Receive, investigate and, if appropriate, act as the Compliance Committee in the event of a report of a potential or suspected violation of the Code of Conduct, or of applicable laws or regulations relating to the Company's business, by the Compliance Officer or a member of the Compliance Committee and make recommendations to the Board of Directors of possible responses or initiatives.

E.   Internal Auditors

     . Review the internal audit program in terms of scope of audits conducted or scheduled to be conducted, as well as major findings and recommendations resulting from internal audits;

     . Review the internal audit function in terms of its independence and ability to raise issues to the appropriate level of authority; and

     . Meet with the director of internal audit in a separate executive session to discuss matters that the Committee or the director of internal audit believes should be discussed.

F.   Independent Auditors

     . The Committee has the sole responsibility to select the independent auditors, evaluate their performance and, where appropriate, replace the independent auditors, as the independent auditors are ultimately accountable to the Committee and such relationship will be confirmed with the independent auditors by the Committee;

     . Obtain from the independent auditors information, in writing, that describes all relationships between the independent auditors and the Company and discuss with them the impact on the auditors' objectivity and independence of any disclosed relationships as required by professional standards (including ISB Standard No. 1), and recommend that the Board take appropriate action, if necessary, to satisfy itself of the auditors' independence and objectivity;

     . Ensure the rotation of the independent auditors' lead audit partner having responsibility for the Company audit and the concurring review partner responsible for reviewing the Company audit in accordance with applicable laws, rules and regulations;

     . At least annually, obtain and review a report by the independent auditors describing: the independent auditors' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (to assess the auditors' independence) all relationships between the independent auditors and the Company;

     . Review and approve, in advance all audit and non-audit services to be performed by the independent auditors and the fees to be paid for such services; and

     . Review with the independent auditors any audit problems or difficulties and management's response.

G.   Other Responsibilities

     . If deemed appropriate, initiate special investigations into matters within the Committee's scope of responsibilities or as delegated by the Board of Directors and in connection therewith the Committee may retain independent counsel, accountants or others to assist it in the conduct of any investigation;

     .    Perform other oversight functions as requested by the Board;

     . Review material pending legal proceedings involving the Company and other contingent liabilities;

     . Review and reassess the adequacy of the Charter annually and present any suggested amendments to the Board for adoption;

     . Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" prior to the quarterly and annual filings;

     . Discuss with Management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies prior to the release of such information;

     .    Discuss policies with respect to risk assessment and risk management;

     . Set clear hiring policies for employees or former employees of the independent auditors; and

     .    Have an annual performance evaluation of the Committee.

H.   Reporting Responsibilities

     . Regularly update the Board of Directors on Committee activities and make appropriate recommendations; and

     . Make such reports of its activities and evaluations as may be required by the Securities and Exchange Commission in the Company's proxy statement and/or annual report or as determined to be appropriate by the Board of Directors.

I.   Complaint Procedures

     .    The Committee shall establish procedures for--

          (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

          (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
J.   Outside Advisors

     . Engage independent counsel and other advisors, as it determines, necessary to carry out its duties.

                                IV. Limitations

     The Audit and Compliance Committee is responsible for the duties set forth in this Charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditors have the responsibility for auditing the financial statements. The review of the financial statements by the Committee is not intended to be of the same quality, or held to the same professional standards of accounting, as the audit performed by the independent auditors.

                                    Exhibit B

                            Certificate of Amendment

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                AURORA FOODS INC.

                             A Delaware corporation

     FIRST: That at a meeting of the Board of Directors of Aurora Foods Inc., a Delaware corporation (the "Corporation"), resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that said proposed amendment be considered at the next annual meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of the Article thereof numbered "FOURTH", and replacing it so that, as amended, it shall be and read as follows:

     "The aggregate number of shares of stock which the Corporation shall have authority to issue is 275,000,000 shares, consisting of 250,000,0000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 25,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

         Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), every [ten (10)] [fifteen (15)] [twenty (20)] shares of the Corporation's common stock, par value $.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.01 per share, of the Corporation (the "New Common Stock").

     Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Continental Stock Transfer & Trust Company, the Corporation's transfer agent, as agent for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the New York Stock Exchange at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

     Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be
signed by its officer thereunto duly authorized this day of    , 2003.

                                   AURORA FOODS INC.

                                   By:___________________________
                                   Name:_________________________
                                   Title:________________________

PROXY

                                AURORA FOODS INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED,
   OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
                 BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    The undersigned hereby appoints DALE F. MORRISON and WILLIAM R. McMANAMAN or either of them as proxies, with power of substitution, and hereby authorizes either of them to represent and vote, as designated on this proxy card, all the shares of Common Stock, $0.01 par value, of Aurora Foods Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Aurora Foods Inc. to be held Tuesday, May 6, 2003, at 1:00 p.m., local time, at, St. Louis, Missouri or any adjournment thereof.

                      Please mark your votes like this [X]

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

         1. Election of Directors:
     01-William B. Connell, 02-Richard C. Dresdale, 03-Andrea Geisser, 04-Robert
B. Hellman, Jr., 05-Thomas M. Hudgins, 06-Stephen L. Key, 07-Peter Lamm, 08-George E. McCown, 09-Dale F. Morrison, and 10-John E. Murphy

                  [_]  FOR all directors           [_]  WITHHOLD all directors

         Withhold authority to elect any individual director. Write number(s) of director(s) below.

                    ________

         2. Approval of an amendment to the Certificate of Incorporation to authorize the Board of Directors, in its sole discretion, to effect a reverse stock split at one of three ratios.

                         [_] FOR       [_] AGAINST       [_] ABSTAIN

         3. Approval of an amendment to the Company's 2000 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 4,000,000 shares, from 7,000,000 shares to 11,000,000 shares, and to increase the maximum number of shares as to which awards may be granted to any participant in any one calendar year by 4,000,000 shares, from 3,500,000 shares to 5,500,000 shares.

                         [_] FOR       [_] AGAINST       [_] ABSTAIN

                                                     CONTINUED ON REVERSE SIDE

                                             I will attend the meeting  [_]

                                             Signature____________________
                                             Signature____________________
                                             Date________________________
                                             NOTE: Please sign exactly as name
                                                appears hereon. Joint owners
                                                should each sign.  When signing
                                                as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such.

                               TO VOTE YOUR PROXY
 Mark, sign and date your proxy card and return it in the postage-paid envelope provided.